BUTZEL LONG, a professional corporation
380 Madison Avenue
New York, NY 10017

Tel: (212) 818-1110
FAX: (212) 818-0494
e-mail: barrett@butzel.com

July 29, 2010

To the Trustees of Hawaiian Tax-Free Trust

     We consent to the incorporation by reference into post-effective amendment No. 30 under the 1933 Act and No. 31 under the 1940 Act of our opinion dated July 23, 2007.

Butzel Long, a professional corporation

/s/ William L.D. Barrett
By:__________________________